Exhibit 99.1

Powerfleet Appoints Seasoned Executive David Wilson as Chief Financial Officer

WOODCLIFF LAKE, NJ – January 4, 2023 – Powerfleet, Inc. (Nasdaq: PWFL), a global leader of Internet of Things (IoT) software-as-a-service (SaaS) solutions that optimize the performance of mobile assets and resources to unify business operations, has appointed David Wilson as the company’s new Chief Financial Officer (CFO). Wilson brings more than 20 years of executive leadership and finance experience in both the public and private markets. He has successfully led companies through business transformations, high-multiple merger and acquisition transactions as well as capital raises totaling over $1 billion.

“I am excited to welcome David to our leadership team,” said Steve Towe, Chief Executive Officer, Powerfleet. “As a seasoned financial executive, David brings a strong background in the business-to-business (B2B) SaaS arena and significant international experience along with a superb track record of delivering results. I look forward to him playing an instrumental role in driving Powerfleet’s transformation and future growth.”

Prior to joining Powerfleet, Wilson held CFO roles with a series of B2B SaaS businesses, including NSONE Inc., the leading provider of next generation managed Domain Name System services, Symphony Communications, a more than $1 billion in valuation privately held encrypted communication company, and Ooyala Inc., a leading provider of online video services, where he played a critical role in its sale to Telstra (ASX: TLS). Wilson also has extensive CFO experience in the public markets, previously serving in such role with Alaska Communications Systems, a former Nasdaq-listed, facilities-based telecommunications provider, which outperformed the sector by 14 times during his tenure.

“I have been captivated by Powerfleet’s transformation, impressed by the milestones achieved to date, and excited about joining Steve and his leadership team on this journey,” said Wilson. “I look forward to driving the company’s financial priorities, providing value for all stakeholders, and delivering on the Powerfleet promise.”

Residing in New York City, NY and based out of the company’s global headquarters in New Jersey, NJ, Wilson will lead Powerfleet’s global financial organization.

ABOUT POWERFLEET

Powerfleet (NASDAQ: PWFL; TASE: PWFL) is a global leader of internet of things (IoT) software-as-a-service (SaaS) solutions that optimize the performance of mobile assets and resources to unify business operations. Our data science insights and advanced modular software solutions help drive digital transformation through our customers’ and partners’ ecosystems to help save lives, time, and money. We help connect companies, enabling customers and their customers to realize more effective strategies and results. Powerfleet’s tenured and talented team is at the heart of our approach to partnership and tangible success. The company is headquartered in Woodcliff Lake, New Jersey, with our Pointer Innovation Center (PIC) in Israel and field offices around the globe. For more information, please visit www.Powerfleet.com.

Inducement Grants

In connection with his appointment as CFO, Mr. Wilson will receive the following inducement awards, effective as of January 4, 2023:

●	options to purchase 130,000 shares of the company’s common stock, which will have an exercise price equal to the closing price of the company’s common stock on Mr. Wilson’s start date, a term of 10 years and will vest as to 25% of such options on each of the first, second, third and fourth anniversaries of the grant date, provided that Mr. Wilson is employed by the company on each such date; and

●	performance-based options to purchase 275,000 shares of the company’s common stock at an exercise price of $3.00 per share (however, if the closing price on Mr. Wilson’s start date is higher than $3.00 per share, then the exercise price will be the closing price on such date), which will have a term of 10 years and will vest in full if the volume weighted average price of the company’s common stock during a consecutive 60 trading day period reaches $12.00 per share, provided that Mr. Wilson is employed by the company on such date.

The inducement awards were approved by the compensation committee of the company’s board of directors.

Powerfleet Investor Contact

Matt Glover

Gateway Group, Inc.

PWFL@gatewayir.com

(949) 574-3860

Powerfleet Media Contact

Andrea Hayton

ahayton@powerfleet.com

(610) 401-1999

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